                                                        Exhibit No. EX-99.e.1.iv

                           Delaware Distributors, L.P.
                               2005 Market Street
                             Philadelphia, PA 19103

February 28, 2008

Delaware Pooled Trust
2005 Market Street
Philadelphia, PA 19103

               Re:  Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the  "Agreement"),  intending to be legally bound hereby, Delaware Distributors,  L.P. (the "Distributor") agrees that in order to improve  the  performance  of  Delaware  REIT Fund,  which is a series of Delaware Pooled Trust,  the  Distributor  shall waive a portion of the
Rule 12b-1  (distribution)  fees for the Fund's  Class A and Class R shares,  so that the Fund's Rule 12b-1  (distribution)  fees with respect to its Class A and
Class R shares  will not exceed  0.25% and 0.50%,  respectively,  for the period
March 1, 2008 through February 28, 2009.

     The Distributor  acknowledges  that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

                                        Delaware Distributors, L.P.

                                        By:   /s/ Theodore K. Smith
                                              Name: Theodore K. Smith
                                              Title:   Executive Vice President
                                              Date:   February 28, 2008

Your signature below acknowledges
acceptance of this Agreement:

Delaware Pooled Trust

By:   /s/ Patrick P. Coyne
      Name:  Patrick P. Coyne
      Title: President
      Date:  February 28, 2008